SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): June 26, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 3.02 Unregistered Sales of Equity Securities

On February 12, 2007, Bravo! Brands Inc. (the “Company”) entered into a subscription agreement with and issued to three accredited Investors certain Promissory Notes in the aggregate amount of $2,000,000. The Promissory Notes issued on February 12, 2007 were due and payable on June 12, 2007, with interest at the rate of 12% per annum. Upon the expiration of a three day grace period upon default, a default interest rate increased to 18% per annum on any unpaid principal balance. On June 12, 2007 the Company failed to pay the Promissory Notes.

On March 15, 2007, the Company entered into a subscription agreement with and issued to three different accredited Investors certain Promissory Notes in the aggregate amount of $625,000. The Promissory Notes issued on March 15, 2007 were due and payable on June 12, 2007, with interest at the rate of 12% per annum. Upon the expiration of a three day grace period upon default, a default interest rate increased to 18% per annum on any unpaid principal balance. On June 12, 2007 the Company failed to pay the Promissory Notes.

As a result of the Company’s default in payment of the Promissory Notes, on June 20, 2007 all of the Investors filed an action against the Company in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida (the “Court”), Case No. 2007 CA 007090 NC, and asserted failure to pay claims, plus sums due for interest and penalties pursuant to the terms of the Promissory Notes (the Action”). On June 25, 2007, the parties to the Action entered into a settlement agreement (the “Settlement Agreement”) in which the Investors agreed, inter alia, to dismiss the Action and release the Company of any further obligations under the Promissory Notes upon the payment in full of the Promissory Notes, plus interest and default interest, through the issuance of the Company’s common stock to the Investors at a price of $0.0377 per share, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the “Act”).

On June 26, 2007, the Court held a “fairness” hearing with respect to the Settlement Agreement, pursuant to the rules and regulations promulgated under Section 3(a)(10) of the Act. On June 26, 2007, the Court entered an Order approving the Settlement Agreement as fair within the meaning of Section 3(a)(10) of the Act. The Court further ordered that the sale (issuance) of the Company’s common stock to the Investors pursuant to the Settlement Agreement and the resale thereof by the Investors “will be exempt from registration under the Securities Act” pursuant to Section 3(a)(10) of the Act. On June 26, 2007, the Company caused to be issued 72,524,853 shares of its common stock pursuant to the June 25, 2007 Settlement Agreement and June 26, 2007 Court Order approving same.

Item 9.01

Exhibits

99.1	June 26, 2007 Court Order

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brand Inc.

Date: June 26, 2007	By:	/s/ Roy D. Toulan, Jr.
Roy D. Toulan, Jr.,
Senior Vice President General Counsel